EXHIBIT 99.2

To:	All employees of Doral Financial Corporation
From:	John Ward, Chairman & CEO
Date:	December 30, 2005
I hope and trust you are enjoying the holiday season. While, as you know, I joined our company during the year, what has been most evident to me is the warmth and togetherness of our organization and the pride in being part of Doral. These attributes, and the commitment which each of us consistently demonstrate to Doral’s future success, make this company unique — great to work for and to do business with.
The year 2005 has been full of challenges for our company as well as for the banking industry in Puerto Rico. You can be proud that in such an environment we’ve been able to maintain our focus, provide the excellent service we are widely known for, and emerge with remarkable milestones:
•	Internal Loan Originations increased 4.4%, from $4.9 billion in 2004 to $5.1 billion in 2005

•	Mortgage Servicing Portfolio increased 9.6%, from $14.3 billion in 2004 to $15.6 billion in 2005

•	Growth in Key Business Areas, including:
•	Consumer Portfolio growth of 44%

•	Commercial Portfolio growth of 26%

•	Insurance Portfolio growth of 5%
•	Total Deposits grew 14.3%, from $3.6 billion to $4.2 billion
I want to congratulate each and every one of you for making these accomplishments possible—they underscore the enthusiasm, dedication and the outstanding service Doral continually delivers to customers.
I am also pleased to report to you that the cost-reduction plan implemented in 2005 is yielding desired results, helping to make our company more efficient and a stronger competitor. We have put in place a system to spot opportunities for greater efficiencies that will make us an even stronger institution in 2006.
This year we also are undergoing a revamping of Doral’s senior management. As you know, the members of the Levis family have left the Company, or are doing so in the near future. We appreciate their building Doral into one of Puerto Rico’s leading financial services enterprises and will preserve the tradition of great service they’ve embedded in the Doral culture.

We’ve also welcomed and promoted excellent executives to lead Doral forward. As we look to the future, Doral has in place a highly talented management team in financial services. We are ready to move our Company full speed ahead. It’s time for Doral’s next chapter.
We are also nearing the end of the restatement of our financial results for the years 2000 to 2004. As we said in our press release of December 15, we expect to issue our restated financial statements in February — with our capital solid and our finances strong.
The cornerstone of Doral’s future is all of us who work at Doral. In this regard and to underscore your importance to Doral and me personally, starting in January the Human Resources Department will report directly to me as CEO. I will also be holding town hall meetings in January to discuss with all of you the new initiatives we’ve implemented to make this company more efficient and the opportunities that are arising for all at Doral Financial and its subsidiaries. I am looking forward to seeing you and moving forward in the New Year with new enthusiasm and a fresh start for our company.
As recognition for your hard work, we’ve declared Monday, January 2 as a Holiday. I wish every one of you a Happy New Year, enjoy the long weekend with your friends and family and may you continue to bring joy and happiness to every one of our customers with your outstanding service and winning attitude.
Thank you.
John Ward